EUROPA CRUISES CORPORATION LETTERHEAD

                                  | CAUTION |

                                                                  March 10, 1997


Dear Shareholder:


         A four-man group calling itself "The Committee To Improve Stockholder Value Of Europa Cruises Corporation" is preparing to wage an expensive and disruptive proxy contest at your Company's April 18 annual meeting in an attempt to take over control of Europa's board of directors. Your board believes the activities of this group are contrary to the best interests of Europa and its shareholders and that this dissident bid for control should be rejected decisively. Do not sign any blue proxy card you may receive from the committee.


Please consider the following:

o The group appears to be headed by Peter Catalano, a New York stockbroker and real estate developer. Since August 1992, Mr. Catalano has taken five real estate partnerships into bankruptcy, not including his own personal bankruptcy filed last year. The other "business experience" disclosed by Mr. Catalano includes chairman of the board of Gold Star Cruises of Galveston, L.C., an operator of gaming cruise ships. You should know that after less than two years of Mr. Catalano's leadership, Gold Star Cruises also went bankrupt. You should also know that a second nominee, Paul Wells, was president of Gold Star Cruises.

o AMGAM Associates d/b/a in Mississippi as Gold Shore Casino, a wholly owned subsidiary of American Gaming Entertainment, Ltd., was forced into involuntary bankruptcy by its creditors in May 1995. John H. Glassey was a Vice President of Corporate Development of American Gaming Entertainment, Ltd. from April 1993 through December 1995.

o Unlike you, the candidates proposed by the committee have a total personal investment in Europa Cruises of exactly zero dollars. They are not even entitled to vote for themselves at the annual meeting.

o The committee discloses no plans for your Company's operations, other than to "review the Company's affairs" and to "seek and share information about the Company."

         It is clear to us that the committee gives you no reason to support its dissident candidates.

         We are preparing additional information about the committee and its candidates which we will mail to all shareholders along with management's proxy material and WHITE proxy card for the annual meeting. We urge you to give this important information your prompt attention. In the meantime, you are strongly urged not to respond to any request to return the committee's blue proxy card.

         Your interest and participation in the affairs of your Company are appreciated.


                                         Sincerely,


                                         Lester E. Bullock
                                         President and
                                          Chief Executive Officer

         This solicitation is being made by the Management of the Company, whose individual names and interests direct or indirect are set forth below:


                                                       Number of
Name and Address                                     Shares Owned     Percent(1)
----------------                                     ------------     ----------
Lester E. Bullock, President and director
150-153rd Avenue
Madeira Beach, FL 33708                               5,306,270(2)(3)     16.91%

Debra Gladstone, Chief Financial Officer
150-153rd Avenue
Madeira Beach, FL 33708                                  67,045(4)           *

Piers Hedley, director
150-153rd Avenue
Madeira Beach, FL 33708                                 329,500(5)         1.05%

Deborah A. Vitale, Esquire
Chairman of the Board and Secretary
1013 Princess Street
Alexandria, VA 22314                                  5,753,500(3)(6)     18.34%

----------------
* Less than one percent (1%).

(1) Common Stock and Preferred Stock amounts have been combined for the purpose of calculating percentages.

(2) Includes 550,000 shares issuable on exercise of options exercisable within the next 60 days and 4,750,000 shares held by the ESOP referred to in Note[nb](3).

(3) As Trustees of the Company's Employee Stock Ownership Plan, Mr. Bullock and Ms. Vitale vote 4,750,000 unallocated shares held by the ESOP.

(4) Includes 50,000 shares issuable on exercise of options exercisable within the next 60 days.

(5) Includes 79,500 shares issuable on exercise of warrants issued to NWCM Ltd., which were held for the benefit of Mr. Hedley and 250,00 shares issuable on exercise of options exercisable within the next 60 days.

(6) Includes 1,000,000 shares issuable on exercise of options exercisable within the next 60 days and 4,750,000 shares held by the ESOP referred to in Note (3).